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                                                                     EXHIBIT 3.6


                           CERTIFICATE OF AMENDMENT OF
                          ELEVENTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                               MICRUS CORPORATION


The undersigned hereby certifies that:

     1. He is the duly elected and acting Executive Vice President and Secretary of Micrus Corporation, a Delaware corporation.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on June 19, 1996.

     3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Eleventh Amended and Restated Certificate of Incorporation hereby amends and restates Article I of this corporation's Eleventh Amended and Restated Certificate of Incorporation to read in its entirety as follows:


     "The name of the corporation is Micrus Endovascular Corporation."

     4. The foregoing Certificate of Amendment has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     Executed at Sunnyvale, California, on May 17, 2005.


                                 /s/ Robert A. Stern
                                 --------------------------------------
                                 Robert A. Stern
                                 Executive Vice President and Secretary